EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

TippingPoint Technologies, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TippingPoint Technologies, Inc. of our report dated April 2, 2004, with respect to the consolidated balance sheets of TippingPoint Technologies, Inc. as of January 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows for the years ended January 31, 2004 and 2003, the month ended January 31, 2002 and the year ended December 31, 2001, which report appears in the January 31, 2004 annual report on Form 10-K of TippingPoint Technologies, Inc.

/s/ KPMG LLP

Austin, Texas

December 2, 2004